Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Third Quarter Sales

•	Net Sales Increase 15 Percent

•	European and International Sales Increase 23 Percent

•	Net Income Increases 7 Percent

PITTSBURGH, October 27, 2008 – MSA (NYSE: MSA) today announced that net sales for the third quarter of 2008 were $285.9 million compared with $247.7 million for the third quarter of 2007, an increase of $38.2 million, or 15 percent. Net income for the third quarter of 2008 was $17.9 million, or 50 cents per basic share, an increase of $1.2 million, or 7 percent, compared with $16.7 million, or 47 cents per basic share, for the same quarter last year. Net income for the third quarter of 2007 included an after-tax gain of $6.5 million related to the sale of Cranberry Woods development property. Excluding this nonoperating gain in 2007, net income in the current quarter increased $7.7 million, or 75%.

“I am pleased to report the strongest third quarter sales in MSA history,” said William M. Lambert, MSA President and CEO. “This performance is especially satisfying in the current economic environment and is the result of our continuing focus on our core business and our ongoing efforts to expand our geographic market reach, particularly in the European and International segments. I believe that by focusing on the strengths in our core products and markets, we will continue to make significant progress during the remainder of 2008 and in future years,” he said.

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Sales in the company’s North American segment increased $11.1 million, or 9 percent, in the third quarter of 2008. Self-contained breathing apparatus (SCBA) sales were up $15.3 million in the current quarter. This increase was primarily due to $13.2 million in shipments of SCBAs to the U.S. Air Force during the third quarter of 2008. Sales of Advanced Combat Helmets to the U.S. military and CG634 helmets to Canadian Forces were up $2.3 million and $2.1 million, respectively. Shipments of gas masks and communication devices were down $4.1 million and $2.5 million, respectively, reflecting the completion of certain military orders.

Sales in the company’s European segment increased $14.0 million, or 24 percent, in the current quarter. Local currency sales increased $8.2 million, reflecting strong sales of SCBAs to the government in Germany and ballistic vests to the military in France. Currency translation effects increased European segment sales, when stated in U.S. dollars, by $5.8 million, reflecting the stronger euro.

Sales in MSA’s International segment improved by $13.2 million, or 22 percent, in the current quarter. The sales increase was primarily in South Africa and Latin America, where local currency sales were up $4.8 million and $4.1 million, respectively. The improvements were primarily due to strong growth in sales to the mining industry. Currency translation effects increased International segment sales, when stated in U.S. dollars, by $2.0 million.

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Third quarter 2008 net income in the North American segment of $10.9 million was 21 percent lower than net income of $13.8 million in the same quarter last year. As mentioned previously, North American segment net income for the third quarter of 2007 included an after-tax gain of $6.5 million on the sale of Cranberry Woods development property. Excluding this gain, North American segment net income improved 50 percent in the current quarter, reflecting higher sales and lower operating costs.

European segment net income for the third quarter of 2008 was $1.7 million compared to a loss of $0.4 million for the same quarter last year. European segment net income in the third quarters of 2008 and 2007 included one time income tax charges of $0.5 million and $1.6 million, respectively. Excluding these charges, European segment income improved $1.0 million in the current quarter, reflecting the previously-discussed sales increase.

Third quarter 2008 net income in the International segment of $4.2 million was 8 percent higher than net income of $3.9 million in the same quarter last year. The improvement was due to the previously discussed increase in sales, partially offset by higher costs associated with business expansion activities in this segment.

“During the quarter, we saw meaningful sales growth in each of our three geographic segments,” Mr. Lambert commented. “In North America, our sales growth was led by strong shipments of our latest generation Firehawk® M7 Responder SCBA to the U.S. Air Force for use by air base firefighting squads,” Mr. Lambert added. “Our sales in the European segment

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grew nicely across a broad range of products and our backlog continues to be strong in those markets. International segment sales growth was led by Latin America and South Africa, where we see continued strength in the mining industry.”

“Our third quarter performance reflects the broad balance of our business, both in terms of diverse product lines and markets. We continue to see strength in our core business, but this outlook is certainly subject to global economic conditions,” Mr. Lambert concluded.

About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people’s health and safety. MSA’s safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims and our ability to collect related insurance receivables, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Net sales	$285,941	$247,675	$845,447	$722,713
Other income	1,426	11,249	3,834	12,713

	287,367	258,924	849,281	735,426

Cost of products sold	177,203	157,407	518,768	449,480
Selling, general and administrative	67,921	62,362	202,934	177,711
Research and development	9,485	7,560	26,039	20,274
Restructuring and other charges	1,045	707	3,276	3,202
Interest	2,307	2,653	7,082	6,878
Currency exchange (gains) losses	(879)	(23)	3,139	(1,259)

	257,082	230,666	761,238	656,286

Income before income taxes	30,285	28,258	88,043	79,140
Provision for income taxes	12,342	11,523	34,119	29,009

Net income	17,943	16,735	53,924	50,131

Basic earnings per common share	$0.50	$0.47	$1.51	$1.40

Diluted earnings per common share	$0.50	$0.46	$1.50	$1.38

Dividends per common share	$0.24	$0.22	$0.70	$0.62

Basic shares outstanding	35,617	35,559	35,584	35,713
Diluted shares outstanding	35,961	36,159	35,990	36,294

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	September 30, 2008	December 31, 2007
Current assets
Cash and cash equivalents	$49,877	$74,981
Trade receivables, net	206,088	205,737
Inventories	177,778	155,332
Other current assets	78,647	61,000

Total current assets	512,390	497,050
Property, net	137,907	130,445
Prepaid pension cost	224,419	212,304
Goodwill	84,327	87,011
Other noncurrent assets	103,187	89,496

Total	1,062,230	1,016,306

Current liabilities
Notes payable and current portion of long-term debt	$74,580	$54,676
Accounts payable	54,587	50,648
Other current liabilities	115,713	103,865

Total current liabilities	244,880	209,189
Long-term debt	93,448	103,726
Pensions and other employee benefits	126,234	126,790
Deferred tax liabilities	100,686	100,934
Other noncurrent liabilities	11,247	13,129
Minority interests	909	1,007
Shareholders’ equity	484,826	461,531

Total	1,062,230	1,016,306

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Net sales
North America	$140,819	$129,737	$436,143	$384,456
Europe	72,796	58,800	210,054	167,913
International	72,326	59,138	199,250	170,344

Total	285,941	247,675	845,447	722,713

Net income
North America	$10,914	$13,797	$36,833	$34,930
Europe	1,672	(379)	6,041	4,065
International	4,170	3,878	12,696	11,512
Reconciling	1,187	(561)	(1,646)	(376)

Total	17,943	16,735	53,924	50,131

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